Exhibit 99.2

Shareholder Update: Creative Medical Technology Holdings, Inc. Continues To Extinguish Debt

PHOENIX, March 27, 2018 /PRNewswire/ – Creative Medical Technology Holdings, Inc. (OTCQB-CELZ) announced today that debt from four early round lenders totaling $255,000.00 of principal has been extinguished.

As with many small companies, Creative Medical Technology Holdings, Inc. took on debt in order to advance our technologies and continue towards our goal of commercialization and cash flow.

As previously announced, commercialization of the CaverStem™ stem cell procedure for erectile dysfunction has begun in markets in California. As announced on 3-26-18, we are exhibiting at the American Urological Association conference in May 2018. It is exciting as we will introduce CaverStem™ to a broad base of the urological community.

We wish to extend our appreciation for the support of our shareholders, many of which have been vested in the company for several years, and to new shareholders who have recently become acquainted with us. The Officers and Directors work tirelessly to bring our cutting-edge technologies to fruition.

As our 10K is being finalized for filing this week, we continue to focus on the business at hand and our portfolio, including issued patents for the treatment of erectile dysfunction, degenerative disc disease and for our amniotic-derived stem cell as well as patents pending in the area of neurological damage due to radiation toxicity and stroke amongst others.

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a commercial stage biotechnology company currently trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to www.creativemedicaltechnology.com. For more information on our Caverstem™ procedure please go to www.caverstem.com.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission's website at www.sec.gov.